Exhibit 3.1

Business Entity - Filing Acknowledgement 07/23/2026 Work Order Item Number: W2026072201487-5356683 Filing Number: 20265916218 Filing Type: Certificate Pursuant to NRS 78.209 Filing Date/Time: 7/22/2026 1:35:00 PM Filing Page(s): 1 Indexed Entity Information: Entity ID: E24167452022-2 Entity Name: RMX Industries, Inc. Entity Status: Active Expiration Date: None Commercial Registered Agent VCORP SERVICES, LLC 701 S. CARSON STREET, SUITE 200, Carson City, NV 89701, USA FRANCISCO V. AGUILAR Secretary of State STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE C. MURPHY HEBERT Chief Deputy Secretary of State DEANNA L. REYNOLDS Deputy Secretary for Commercial Recordings The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future. Respectfully, FRANCISCO V. AGUILAR Secretary of State Page 1 of 1 Commercial Recording 401 N. Carson Street Carson City, NV 89701 1 State of Nevada Way Las Vegas, NV 89119

Filed in the Office of Secretary of State State Of Nevada Business Number E24167452022-2 Filing Number 20265916218 Filed On 7/22/2026 1:35:00 PM Number of Pages 1